Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), by and between Arvana Inc. a Nevada corporation (“Company”) with offices located at 299 South Main Street, 13th Floor, Salt Lake City, Utah 84111 and Valor Invest Ltd. with offices located at 5th floor 60 rue de Rhone, Geneva CH-1211 Switzerland (“Consultant”).

RECITALS

WHEREAS, Company needs to identify an alternative business opportunity that might be a good match for the Company and its stockholders;

WHEREAS, Consultant possesses intimate knowledge of the Company’s business aspirations, policies, methods, accounting and personnel;

WHEREAS, Consultant has extensive background in identifying strategic business alliances, business combinations, mergers and acquisitions;

WHEREAS, Company recognizes that the Consultant is able to contribute to the growth and success of the Company; and

WHEREAS, Consultant is willing to make its services available to Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Engagement as an Independent Consultant. The relationship between Company and Consultant is as an independent contractor. Consultant shall have no authority to legally bind Company in any manner. Further, Company acknowledges that Consultant makes no representations or warranties as to the success or outcome of the engagement contemplated herein. All information prepared, including projections, financial statements, reports and similar information and disclosure for Company are the responsibility of Company. Consultant makes no representations as to the accuracy, ability to achieve projections, disclosure requirements, internal controls, accounting treatment or issues or any other representation whatsoever. Unless specifically authorized herein, Consultant will not assume responsibility for making management decisions including, but not limited to, decisions about strategic business alliances, business combinations, mergers and acquisitions; compliance with laws, and/or government regulation, debts or obligations of the Company.

2. Term. Unless terminated sooner by either party, the term of this Agreement shall be for a one (1) year commencing on October 1, 2019, and ending on September 30, 2020 (“Term”).

3. Consulting Services.

During the Term, Consultant shall advise the Company’s Chief Executive Officer (“CEO”) on corporate strategy and financial plans.

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The Consultant is further tasked to perform the following enumerated duties:

(a)	to introduce prospective business associations, and strategic partners and joint venture;
(b)	to plan financial structures related to the acquisition of business operations, tactical business alliances, business combinations, mergers and acquisitions;
(c)	to structure financial mechanisms related to the acquisition of business operations, tactical business alliances, business combinations, mergers, acquisitions;
(d)	to discuss from time to time any matters pertaining to Company's business;
(e)	to introduce prospective investors to Company, it being understood that Consultant is not a registered securities broker or dealer, with no authority to enter into any commitments on Company's behalf or to perform any act which would require Consultant to be registered as a securities broker or dealer (“Consulting Services”).

Consultant shall faithfully and diligently perform all services as may be reasonably assigned to him, and shall exercise such power and authority as may from time to time be delegated to him by the Board. Consultant shall devote sufficient business time, attention and effort to the performance of its duties under this Agreement, render such services to the best of its ability, and use its reasonable best efforts to promote the interests of the Company. Consultant shall not engage in any business or occupation during the Term that (i) conflicts with the interests of Company, (ii) interferes with the proper and efficient performance of its duties for the Company, or (iii) interferes with the exercise of its judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for Consultant to (x) serve on civic or charitable boards or committees, (y) deliver lectures, or fulfill speaking engagements, or (z) advise other companies, so long as such activities do not compete with the Company or materially impair its ability to perform its responsibilities in accordance with this Agreement

4. Independent Contractor Relationship. The parties acknowledge and intend that the relationship of Consultant to Company under this Agreement shall be that of an independent contractor. In performing Consulting Services, Consultant shall undertake Consulting Services according to its own means and methods of work which shall not be subject to the control or supervision of Company, except as to the objectives of those Consulting Services. Consultant shall determine its own working hours and schedule and shall not be subject to Company’s personnel policies and procedures. Consultant shall be entirely and solely responsible for its actions or inactions and the actions or inactions of its agents, employees or subcontractors, if any, while performing Consulting Services hereunder. Consultant agrees that it shall not maintain, hold out, represent, state or imply to any individual or entity that an employer/employee relationship exists between Company and Consultant. Consultant is not granted nor shall he represent that he is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf or in the name of Company, to incur debts for Company or to bind Company in any manner whatsoever. The obligations imposed on Consultant concerning Company’s confidential information are set forth in Section 8 of this Agreement. In the event of any conflict between the provisions of Section 4 and Section 8 of this Agreement, the provisions of Section 8 shall control.

5. Hours. Consultant shall devote such time to the performance of Consulting Services hereunder as is reasonably necessary to perform them in a satisfactory manner.

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6. Compensation/Expenses/Taxes and Employee Benefits

The Consultant agrees to accept the following compensation and policies for the payment of taxes, the reimbursement of expenses and employee benefits as follows:

(a)	Common Stock. For each month of Term, Consultant shall earn thirty thousand (30,000) shares of the Company’s common stock (“Shares”) valued at $0.10 a share up to an aggregate of three hundred and sixty thousand (360,000) Shares of the Company’s common stock, that will accrue on a monthly basis and be issued to Consultant on the expiration of Term or earlier termination by either party to this Agreement (“Termination Date”).
(b)	Expenses. Company shall reimburse Consultant for all reasonable expenses that are pre-approved in writing, including expenses for non-local travel, meals, lodging, and rental cars, on Consultant’s presentation of an invoice containing a complete account of such expenditures and all reasonable documentation as may be required by Company. All invoices for expenses properly submitted by Consultant shall be paid by Company within thirty (30) days after receipt thereof.
(c)	Taxes and Employee Benefits. The parties agree that over Term, Consultant shall be serving as an independent contractor, and therefore unless required by law, Company shall not deduct any federal, provincial, state or local taxes or other withholdings from any sums paid to Consultant hereunder, and Consultant hereby agrees to indemnify and hold harmless Company from, direct liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by Company to Consultant hereunder. Consultant shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by him or its agents or employees. Further, neither Consultant nor any of its agents or employees on account of having rendered Consulting Services hereunder shall be entitled to any benefits provided by Company to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees.

7. Termination.

(a) By Company Without Cause. During Term:

(i)	Company may terminate Consultant’ engagement at any time without cause upon thirty (30) days written notice.
(ii)	In the event Company terminates Consultant’s engagement during Term without cause pursuant to Section 7(a)(i), the Shares to which the Consultant is entitled under this Agreement over the Term shall be issued to Consultant within thirty (30) of the Termination Date.
(iii)	Upon termination by the Company of Consultant’s engagement during Term without cause pursuant to Section 7(a)(i), Company shall pay any unpaid reimbursable expenses within thirty (30) of the Termination Date.

(b) By Company With Cause.

(i)	Company may terminate Consultant’s engagement at any time for cause.

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(ii)	The term “cause” shall mean (1) Consultant’s material failure, neglect or refusal to perform any duties, responsibilities or obligations specifically described in or assigned to him under Section 3 of this Agreement; (2) any willful or intentional act of Consultant that has the effect of substantially injuring the reputation or business of Company or any of its affiliates; (3) use of illegal drugs by Consultant or repeated drunkenness; (4) a plea of nolo contendre, admission of guilt or conviction of Consultant by a court of competent jurisdiction for the commission of (A) a felony or (B) a misdemeanor involving moral turpitude; (5) an act of fraud or embezzlement or material dishonesty by Consultant against Company or any other person or entity; (6) other violations of policies adopted by Company that provide for the orderly administration of the workplace; or (7) during Term, any material violation of a covenant described in Section 8 of this Agreement.
(iii)	Company shall give Consultant written notice of the Company’s intention to terminate Consultant’s engagement for cause under Section 7(b)(i) (“Cause Notice”). Cause Notice shall state the particular action(s) or inaction(s) giving rise to cause for termination. If the cause for termination is capable of cure, Consultant shall have a reasonable time not to exceed thirty (30) days after a Cause Notice is communicated to perform or correct performance of the particular duties, responsibilities or obligations described in Cause Notice. If Consultant performs and continues to perform as required, Company shall not terminate Consultant’s engagement for cause based upon the reasons stated in Cause Notice.
(iv)	Upon termination by Company for cause, Consultant shall be entitled to Shares earned through the Termination Date, unreimbursed expenses through the Termination Date, and any rights or benefits to which Consultant is entitled at law.

(c) Termination of Engagement by Consultant.

(i)	At any time during Term, Consultant may terminate its engagement, with or without good reason, by giving thirty (30) days prior written notice of termination to Company.
(ii)	The term “good reason” shall mean the occurrence of any of the following events: (1) Company shall fail to reimburse Consultant for any reasonable expenses due under this Agreement and such failure shall not be remedied within ten (10) days after receipt of written notice from Consultant specifying such failure; or (2) the Company shall materially breach any other provision of this Agreement and such breach shall not be remedied within a reasonable time after receipt by Company of written notice from Consultant specifying such breach.
(iii)	In the event Consultant terminates its engagement with good reason during the Term, the Shares to which the Consultant is entitled under this Agreement over the Term shall be issued to Consultant within thirty (30) of the Termination Date.
(iv)	Consultant shall give written notice to the Company of the intention to terminate its engagement for good reason under Section 7(c)(i) (“Good Reason Notice”). Good Reason Notice shall state the particular action(s) or inaction(s) giving rise to the good reason for termination. Company shall have a reasonable time, not to exceed thirty (30) days after a Good Reason Notice is given, to perform or correct performance of the particular duties action(s) or inaction(s) described in the Good Reason Notice. If Company reasonably corrects performance of the action(s) or inaction(s) described in Good Reason Notice, then Company shall not terminate Consultant’s engagement for good reason based upon the reasons stated in Good Reason Notice.

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(v)	In the event Consultant voluntarily terminates its engagement without good reason at any time during Term, he shall be entitled to the Shares earned through the Termination Date, unreimbursed expenses through the Termination Date, and any rights and benefits to which Consultant is entitled at law.

8. Confidentiality. Consultant will have access to Confidential Information (defined below) during its engagement with Company. Except pursuant to its engagement hereunder, or as required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, Consultant shall not use or disclose to any person or entity during Term or at any time thereafter, any Confidential Information of Company.

(a) “Confidential Information” shall include all information regarding Company’s (or any of its affiliate’s) customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, seismic data, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names and addresses or any other compilation of information, written or unwritten, which is or was used in the business of Company not in the public domain or generally known in the industry, in any form, and including without limitation all such information acquired by Consultant during Term.

(b) Consultant agrees and acknowledges that all Confidential Information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of Company and upon termination of its engagement under this Agreement, Consultant shall within a reasonable period of time return to Company the originals and all copies of any such information provided to or acquired by Consultant in connection with the performance of its duties for Company, and shall return to Company all such files, correspondence and/or other communications received, maintained and/or originated by Consultant during the course of its engagement.

The terms of this Section 8 shall be a continuing covenant that survives the expiration or earlier termination of this Agreement for an additional period of two (2) years, after which this covenant respecting confidentiality shall expire.

9. Dispute Resolution.

(a) Resolution Procedure. The parties agree to resolve any dispute or controversy between Company and Consultant arising out of or in connection with the terms and provisions of this Agreement in accordance with the following:

(i)	If any dispute or controversy arises out of or relates to this Agreement or any alleged breach hereof, the party desiring to resolve such dispute or controversy shall deliver a written notice of the dispute, including the specific claim in the dispute (“Dispute Notice”) to the other party pursuant to Section 10. If any party delivers a Dispute Notice pursuant to this Section 9(a)(i), the parties involved in the dispute or controversy shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such dispute or controversy through negotiation.
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(ii)	If any dispute or controversy is not resolved or settled by the parties as a result of negotiation pursuant to Section 9(a)(i) above, the parties shall in good faith submit the dispute or controversy to non-binding mediation in Vancouver, British Columbia before a mediator agreed upon by the parties. In the event the parties are unable to agree upon a mediator, the parties shall request that a mediator be appointed by the provincial or federal court in Vancouver, British Columbia. The parties shall bear the costs of such mediation equally.
(iii)	Any dispute or controversy between Company and Consultant arising out of or relating to this Agreement or any breach of this Agreement that is not resolved by mediation pursuant to Section 9(a)(i) above, the dispute or controversy shall be resolved through arbitration held in Vancouver, British Columbia, which arbitration shall be conducted in accordance with the rules and procedures of the ADR Institute of Canada in accordance with its Rules then in effect. The arbitration of such issues, including the determination of any amount of actual damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Except as otherwise set forth in this Agreement, the cost of arbitration hereunder, including the cost of record or transcripts thereof, if any, administrative fees, and all other fees involved, including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall instruct the arbitrator to render his or her decision no later than ninety (90) days after submission of the dispute to the arbitrator.

(b) Confidentiality. Each party agrees to keep all disputes, mediation and arbitration proceedings strictly confidential, except for disclosures of information in the ordinary course of business of the parties or by applicable law or regulation.

10. Notices. All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States or Canadian mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consultant:	Valor Invest Ltd. 5th floor 60 rue de Rhone Geneva CH-1211 Switzerland
If to the Company:	Arvana Inc. 299 South Main Street, 13th Floor Salt Lake City Utah 84111

Any party may change the address to which notices and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided here.

11. Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.

12. Assignment. Consent is required for an assignment (absolute, collateral, or other) of this Agreement.

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13. Governing Law. Except to the extent pre-empted by federal law, and without regard to conflict of laws principles, the laws of the Province of British Columbia will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

14. Entire Agreement. This Agreement embodies the entire agreement of the parties and may only be changed by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15. Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court, only that provision shall be ineffective, unless its invalidity or unenforceability shall defeat an essential purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of October 1, 2019.

Valor Invest Ltd.	Arvana Inc.
(“Consultant”)	(“Company”)

/s/Altaf Nazerali	/s/ Ruairidh Campbell
By: Altaf Nazerali	By: Ruairidh Campbell
Its: Authorized Signatory	Its: Chief Executive Officer

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